Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	At Dresner:
Robert L. Johnson, Chairman & CEO Curt Kollar, CFO	Steve Carr (312) 780-7211
706-645-1391	scarr@Dresnerco.com
bjohnson@charterbank.net or ckollar@charterbank.net

CHARTER FINANCIAL ADDED TO RUSSELL 2000 INDEX

WEST POINT, Georgia, July 18, 2011—Charter Financial Corporation (NASDAQ: CHFN) today announced it has been added to the Russell 2000® Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes on June 24, 2011.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $3.9 trillion in institutional assets currently are benchmarked to them. These investment tools originated from Russell’s multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

“Our addition to the Russell 2000 reflects our continued positive momentum and efforts to increase shareholder value,” said Chairman and CEO Robert L. Johnson.  “We believe our inclusion in this well-regarded index will raise our profile and expand interest in our stock at an institutional investor level.”

About Charter Financial Corporation:
Charter Financial Corporation is a savings and loan holding company and the parent of CharterBank, a full-service community bank and a federal savings institution.  CharterBank is headquartered in West Point, Georgia, and operates branches in central West Georgia and East Alabama.  CharterBank's deposits are insured by the Federal Deposit Insurance Corporation.

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